Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CORE & MAIN HOLDINGS, LP

Dated as of July 22, 2021

THE PARTNERSHIP INTERESTS OF CORE & MAIN HOLDINGS, LP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES OF AMERICA SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE IN THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH PARTNERSHIP INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY, AND NEITHER SUCH PARTNERSHIP INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, CHARGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP. THE PARTNERSHIP INTERESTS WILL NOT BE TRANSFERRED OF RECORD OR OTHERWISE EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP. THEREFORE, PURCHASERS OF SUCH PARTNERSHIP INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

		Page

ARTICLE I

GENERAL PROVISIONS

1.1	Name of Partnership	2
1.2	Registered Agent	2
1.3	Registered Office	2
1.4	Purpose	2

ARTICLE II

PARTNERSHIP INTERESTS

2.1	Partnership Interests	2

ARTICLE III

DISTRIBUTIONS

3.1	Distributions Generally	3
3.2	Sale of Partnership	3
3.3	Tax Distributions	3

ARTICLE IV

LIQUIDATION, TERMINATION AND DISSOLUTION

4.1	Winding Up and Dissolution	4

ARTICLE V

RESTRICTIONS ON TRANSFER

5.1	Restrictions on Transfer	5
5.2	Overriding Provisions	6

ARTICLE VI

MANAGEMENT

6.1	Management of the Partnership	6
6.2	Officers	7

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(continued)

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ARTICLE VII

PARTNERS

7.1	Admission of Partners	7
7.2	Liability of Partners	8
7.3	Rights, Duties and Authority of the General Partner	8
7.4	Expenses	10
7.5	Withdrawal	10
7.6	General Partner	10

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1	Liability	10
8.2	Exculpation	10
8.3	Fiduciary Duty; Partnership Opportunities	11
8.4	Insurance and Indemnification	12
8.5	Expenses	12
8.6	Severability; Third Party Rights	13

ARTICLE IX

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS

9.1	Capital Contributions	13
9.2	Capital Accounts, Adjustments, Allocation of Book Income and Loss	13
9.3	Tax Allocations; Other Tax Matters	14

ARTICLE X

BOOKS AND RECORDS

10.1	Books and Records; Information	17

ARTICLE XI

MISCELLANEOUS

11.1	Notices	17
11.2	Power of Attorney	18
11.3	Agreement Binding upon Successors and Assigns; Recapitalizations, Exchanges, etc	18
11.4	Fiscal Year	19

ii

(continued)

Annex I     Defined Terms

iii

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CORE & MAIN HOLDINGS, LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Core & Main Holdings, LP, a Delaware limited partnership (the “Partnership”), is entered into by and among Core & Main, Inc., a Delaware corporation (“C&M Inc.”), as general partner (in such capacity, the “General Partner”) and a limited partner, CD&R Waterworks Holdings, LLC, a Delaware limited liability company (the “CD&R Partner”), as a limited partner, CD&R WW, LLC, a Delaware limited liability company (the “Intermediate Partner”), as a limited partner, and Core & Main Management Feeder, LLC, a Delaware limited liability company (the “Management Partner”), as a limited partner. C&M Inc., the CD&R Partner, the Intermediate Partner and the Management Partner, in their capacities as limited partners of the Partnership, and together with those other Persons who may be admitted to the Partnership in accordance with the provisions hereof from time to time (excluding the General Partner), are hereinafter referred to as the “Limited Partners”, and each, a “Limited Partner”. The Partnership, the General Partner and the Limited Partners are collectively referred to as the “Parties” and the General Partner and the Limited Partners are collectively referred to as the “Partners”. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Annex I.

W I T N E S S E T H:

WHEREAS, on August 5, 2019, the Partnership was formed by the filing of the Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware and the execution of the Agreement of Limited Partnership of the Partnership, dated as of August 5, 2019 (the “Original Agreement”);

WHEREAS, on July 22, 2021, the Original Agreement was amended and restated by the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 22, 2021 (the “A&R Agreement”);

WHEREAS, immediately prior to the effectiveness of this Agreement, the Partnership and certain of its Affiliates, including the Prior General Partners and one or more limited partners of the Partnership, effected certain reorganizational transactions (the “Reorganization Transactions”), including multiple Transfers of limited partner interest in the Partnership, and the admission of the assignees thereof as substitute limited partners, and the Transfer by merger of all GP Partnership Interests held by the Prior General Partners to CD&R WW Advisor, LLC and CD&R WW, LLC, and the admission of such transferees as substitute general partners of the Partnership;

WHEREAS, it is proposed that, immediately following the effectiveness of this Agreement, C&M, Inc. will undertake an initial underwritten public offering of shares of Class A Common Stock (the “IPO”); and

WHEREAS, each of the Partners hereby desires to amend and restate the A&R Agreement, including to facilitate the IPO.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the Parties hereby agree to amend and restate the A&R Agreement as follows:

ARTICLE I

GENERAL PROVISIONS

1.1 Name of Partnership. The name of the Partnership continued without dissolution hereby is “Core & Main Holdings, LP” or such other name as may be selected by the General Partner from time to time.

1.2 Registered Agent. The registered agent of the Partnership is Corporation Service Company. The address of the Partnership’s registered agent is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808.

1.3 Registered Office. The registered office of the Partnership in the state of Delaware is the office address of the Partnership’s registered agent at 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808. At any time, the General Partner may designate another registered agent or registered office in the State of Delaware and shall notify the Limited Partners of such change in registered office.

1.4 Purpose. The Partnership has been formed for the object and purpose of engaging in any lawful act or activity for which limited partnerships may be formed under the laws of Delaware.

ARTICLE II

PARTNERSHIP INTERESTS

2.1 Partnership Interests.

(a) The ownership interests in the Partnership shall consist of limited partner interests referred to as the “LP Partnership Interests” and general partner interests referred to as the “GP Partnership Interests”, all of which shall be uncertificated. At all times, (x) each Limited Partner shall hold one or more LP Partnership Interests and (y) each General Partner shall hold one or more GP Partnership Interests (and may hold one or more LP Partnership Interests).

(b) The number of GP Partnership Interests and LP Partnership Interests held by each Partner as of the date of this Agreement is set forth opposite such Partner’s name on Schedule A hereto in the columns entitled “GP Partnership Interests” and “LP Partnership Interests”, respectively. All such GP Partnership Interests and LP Partnership Interests have been validly issued, and constitute valid partnership interests in the Partnership. Such schedule shall be updated from time to time by the General Partner, without further action by the Limited Partners, to reflect the changes in the information thereon that occur pursuant to this Agreement and that otherwise are not in violation of the terms of this Agreement or the Act. Any GP Partnership Interests or LP Partnership Interests sold to any Partner shall be subject to the terms and conditions of this Agreement.

(c) The number and kind of shares or other equity interests to which Partnership Interests may relate and the number and kinds of securities deliverable shall be proportionally adjusted, as deemed by the General Partner to be equitable and appropriate to the Partners, in the event of any extraordinary dividend, stock split, share combination, recapitalization, merger, consolidation, reorganization, exchange of shares or other equity interests or any other similar event affecting the Partnership or any of its subsidiaries.

(d) The Partnership Interests reflected on Schedule A as of the date of this Agreement are intended for U.S. federal income tax purposes to be, and shall be treated for all purposes of this Agreement (including this Section 2.1) to be, a continuation of the GP Units, Common Units and Profits Units outstanding under the Original Agreement.

ARTICLE III

DISTRIBUTIONS

3.1 Distributions Generally. Subject to Section 3.2 and Section 4.1, when the General Partner determines that the Partnership shall distribute any cash or other property of the Partnership (which shall be valued at fair market value), such amounts or property shall be distributed to the Partners in accordance with this Section 3.1. Any amounts distributable to the Partners pursuant to this Section 3.1 shall be distributed as follows:

(a) Subject to the other provisions of this Section 3.1, to the Partners in proportion to the aggregate number of Partnership Interests held by each Partner as of the time of such distribution.

(b) The General Partner may increase or decrease a distribution that would otherwise be made to any Partner pursuant to Section 3.1(a) (including, for the avoidance of doubt, by making distributions to some Partners but not to all) as it reasonably determines to be necessary or appropriate to reduce or eliminate any amount that may otherwise be taken into account as a Liquidation Adjustment pursuant to Section 4.1.

3.2 Sale of Partnership. If a sale of the Partnership is structured as a direct or indirect disposition of Partnership Interests, whether by a sale of Partnership Interests, merger, consolidation or otherwise, the purchase or other agreement governing such disposition shall contain provisions, which replicate, and each Partner agrees to apportion the proceeds among the Partners to replicate, to the maximum extent possible, the economic result that would have been attained under Section 3.1 had the sale been structured as a sale of the Partnership’s assets and a distribution of the net proceeds thereof after transaction expenses related to such sale. For the avoidance of doubt, this Section 3.2 is not applicable to any of the Reorganization Transactions or the IPO.

3.3 Tax Distributions. Notwithstanding Section 3.1, the Partnership shall, to the extent of available cash, make distributions:

(a) To each Partner in amounts intended to enable such Partner (or any person whose tax liability is determined by reference to the income of any such Partner) to discharge its U.S. federal, state and local (and, as the General Partner shall determine, non-U.S.) tax liabilities arising from allocations made (or to be made) and any distributions made pursuant to this Section 3.3 (“Tax Distributions”). The amount of each Tax Distribution shall be determined by the General Partner, taking into account the maximum combined U.S. federal, New York State and New York City tax rate applicable to individuals on ordinary income and capital gain (taking into account the applicable holding period), as the case may be, the amounts of ordinary income and capital gain (including amounts subject to tax at capital gain rates under Section 1(h)(11) of the Code) allocated to the Partners pursuant to this Agreement, and otherwise based on such reasonable assumptions as the General Partner determines in good faith to be appropriate, provided that the net taxable income allocated to the Partners shall be determined without taking into account adjustments to basis pursuant to Section 743(b) of the Code. Tax Distributions made pursuant to the foregoing shall be treated as advances against subsequent distributions payable to the applicable Partner pursuant to Section 3.1 or Section 4.1, as the case may be.

(b) To the General Partner in amounts intended to enable the General Partner to satisfy its payment obligations under the Continuing Limited Partners Tax Receivable Agreement and the Former Limited Partners Tax Receivable Agreement (“TRA Distributions”). TRA Distributions shall be treated as advances against subsequent distributions payable to the General Partner pursuant to Section 3.1 or Section 4.1, as the case may be.

3.4 Limitations on Distributions. Notwithstanding any other provision of this Agreement, the Partnership shall not make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

ARTICLE IV

LIQUIDATION, TERMINATION AND DISSOLUTION

4.1 Winding Up and Dissolution.

(a) The Partnership shall dissolve, and its affairs shall be wound up, at such time as (i) the General Partner of the Partnership approves in writing, (ii) an event of withdrawal of the General Partner has occurred under the Act (unless the Partnership is continued without dissolution in accordance with this Agreement or the Act), (iii) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act or (iv) the Partnership does not have a Limited Partner (unless the Partnership is continued without dissolution in accordance with the Act); provided, however, that the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of the General Partner described in Section 4.1(b) hereof if (x) at the time of such event of withdrawal, there is at least one (1) other General Partner of the Partnership who carries on the business of the Partnership (any remaining General Partner being hereby authorized to carry on the business of the Partnership) or (y) within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the event of withdrawal, of one (1) or more additional general partners of the Partnership. For the avoidance of doubt, none of the Reorganization Transactions (including any general partner ceasing to be a general partner of the Partnership) resulted in the dissolution of the Partnership, and the Partnership is hereby continued without dissolution.

(b) Upon dissolution of the Partnership pursuant to this Agreement and the Act, the General Partner, or if there is none, a Person selected by the Partners holding a majority of the Partnership Interests to act as a liquidating trustee (the “Liquidating Trustee”), shall wind up the affairs of the Partnership and proceed within a reasonable period of time to sell or otherwise liquidate all of the assets of the Partnership, after paying or making due provisions by the setting up of reserves or otherwise for all liabilities to creditors of the Partnership, and to distribute the assets among the Partners in accordance with the provisions of this Agreement. Within a reasonable time after the effective date of the commencement of the winding up of the Partnership, the assets of the Partnership, or proceeds therefrom, shall be distributed or used as follows: (i) first, to the payment and discharge of all of the Partnership’s debts and liabilities (including debts and liabilities to the Partners, to the extent permitted by law) and the expenses of the liquidation and to the setting up of any reserves which the General Partner (or Liquidating Trustee, as applicable) may deem reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Partnership and (ii) second, to the Partners, in accordance with Section 3.1. Notwithstanding the foregoing, (x) if, prior to making any distribution to the Partners contemplated under clause (ii), a Partner has received from the Partnership since the date of this Agreement aggregate cumulative distributions pursuant to Section 3.1 and Section 3.3 in an amount that is greater or less than the distributions such Partner would have been entitled to receive if all previous distributions were made to the Partners pursuant to Section 3.1(a) (such excess or deficit, a “Liquidation Adjustment”), the General Partner shall make such adjustments to the amounts distributable to the Partners under clause (ii) as the General Partner determines necessary in its reasonable discretion to ensure that the cumulative distributions to the Partners since the date of this Agreement is consistent with Section 3.1(a).

(c) In the event of dissolution of the Partnership, the Partners shall execute, do or concur in all necessary or proper instruments, acts, matters and things for realizing the outstanding debts of the Partnership and for dividing the surplus assets between the Partners as herein provided and for notifying the winding up and dissolution of the Partnership to Persons having had dealings with the Partnership.

ARTICLE V

RESTRICTIONS ON TRANSFER

5.1 Restrictions on Transfer.

(a) Each Partner, and its respective Transferees, shall be permitted to Transfer its Partnership Interests, including pursuant to Exchange Transactions, subject to compliance with this Agreement, the Management Subscription Agreements, the Management Partner LLC Agreement and any applicable lock-up agreements then in effect.

(b) Notwithstanding anything otherwise to the contrary in this Section 5.1, each Partner may Transfer any LP Partnership Interests in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided that in the case of any Partners other than the CD&R Partner, such Exchange Transaction shall be effected in compliance with reasonable policies that the General Partner may adopt or promulgate from time to time (including policies requiring the use of designated administrators or brokers) in its sole discretion. Any transferee of such LP Partnership Interests pursuant to the Exchange Agreement shall automatically be admitted as a substitute Limited Partner with respect to such LP Partnership Interests notwithstanding any other provision of this Agreement to the contrary.

(c) The General Partner may in its sole discretion at any time and from time to time, without the consent of any Partner or other Person, cause to be Transferred in an Exchange Transaction any and all LP Partnership Interests, except for LP Partnership Interests held by the CD&R Partner and/or in which the CD&R Partner has an indirect interest as set forth in the books and records of the Partnership or the CD&R Partner. Any such determinations by the General Partner need not be uniform and may be made selectively among Partners, whether or not such Partners are similarly situated. In addition, the General Partner may, with the consent of the CD&R Partner and the consent of Partners holding at least 66 2/3% of the outstanding LP Partnership Interests, require all Partners to Transfer in an Exchange Transaction all LP Partnership Interests held by them; provided that the prior written consent of the CD&R Partner will be required.

5.2 Overriding Provisions. Notwithstanding any contrary provision in this Agreement, in no event may any Partner Transfer all or a portion of such Partner’s Partnership Interests if the General Partner determines such Transfer would pose a material risk that the Partnership would be treated as a “publicly traded partnership” within the meaning of 7704 of the Code; provided, however, that a Transfer will not be prohibited on this basis so long as the Partnership satisfies the “private placements” safe harbor under Section 1.7704-1(h) of the Treasury Regulations. In addition, none of the Partnership Interests may be Transferred if such Transfer would result in the Partnership becoming subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (or other similar provision of non-U.S. law). To the fullest extent permitted by law, any purported Transfer in violation of this Section 5.2 shall be void ab initio. For the avoidance of doubt, this Section 5.2 and Section 5.1 do not apply to any Transfers of LP Partnership Interests or GP Partnership Interests pursuant to or in connection with the Reorganization Transactions (all such Transfers being hereby ratified, approved and confirmed in all respects).

ARTICLE VI

MANAGEMENT

6.1 Management of the Partnership.

(a) General. The General Partner shall manage, operate, control and direct the business and affairs of the Partnership. Subject to the provisions of this Agreement, the General Partner shall have the exclusive power and authority to make all decisions and determinations with respect to the Partnership or affecting the business and affairs of the Partnership, to take all such actions as it deems necessary, advisable, appropriate or desirable to accomplish the purposes of the Partnership as set forth in this Agreement and shall otherwise possess all rights and powers as provided in the Act and otherwise by law to the general partner of a limited partnership. Notwithstanding the foregoing, the General Partner shall have the power and authority to delegate all or any portion of its powers hereunder to such Persons as it may deem appropriate, and no such delegation shall cause the General Partner to cease to be the general partner of the Partnership or limit the General Partner’s rights to continue to manage, operate, control and direct the business and affairs of the Partnership. The Partnership is hereby authorized to execute, deliver and perform, and the General Partner and each Officer, acting singly, are hereby authorized to execute and deliver on behalf of the Partnership, any agreements or other documents that are related to, in connection with or in furtherance of the Reorganization Transactions or the IPO, all without any further act, vote or approval of any Partner or any other Person notwithstanding any other provision of this Agreement to the contrary (such execution, delivery and performance being hereby ratified, approved and confirmed in all respects).

(b) Participation by Limited Partners. Except as otherwise provided in this Agreement, no Limited Partner (in such capacity) has the right or power to participate in the management, affairs, conduct or control of the business of the Partnership, nor does any Limited Partner (in such capacity) have the power to sign for or bind the Partnership or deal with third parties on behalf of the Partnership. In addition, each Limited Partner (in such capacity) agrees that it will not hold itself out as a general partner of the Partnership to any Person transacting business with the Partnership.

6.2 Officers. The Partnership may have such officers (the “Officers”) as the General Partner in its discretion may appoint or who may be appointed by the other Officers if specifically authorized to do so by the General Partner. The General Partner may remove any Officer with or without cause at any time. Any such Officers may, subject to the general direction and control of the General Partner, have responsibility for the management of the normal and customary day-to-day operations of the Partnership to the extent so delegated by the General Partner or the Officer appointing such Officer, subject to the terms of this Agreement, and will be empowered to engage in all appropriate and necessary activities to accomplish the purposes of the Partnership as set forth herein. The Partners hereby delegate to each of the Officers the nonexclusive power and authority to act as an agent of the Partnership and, in such capacity, to bind the Partnership in the ordinary course of the Partnership’s business and to execute any and all documents to be signed by the Partnership, subject to the limitations on the authority of the Officers set forth herein and under the Act.

ARTICLE VII

PARTNERS

7.1 Admission of Partners. The name, address and number of Partnership Interests held by each Partner are set forth on Schedule A. The General Partner hereby continues as the sole general partner of the Partnership and each Limited Partner hereby continues as a limited partner of the Partnership. To the extent the Intermediate Partner has not heretofore ceased to be a general partner of the Partnership, the Intermediate Partner hereby ceases to be a general partner of the Partnership and the Partnership is hereby continued without dissolution with C&M Inc. as the sole general partner of the Partnership. The General Partner shall amend Schedule A from time to time to reflect (a) the admission of any additional Partners, (b) a change in the

Partnership Interests owned by any Partner, (c) the removal, withdrawal or termination of any Partner or (d) the receipt by the Partnership of notice of any change of name or address of a Partner, except that Schedule A will not be revised if any of the actions described in clauses (a) through (d) above violates any provision of this Agreement. After the date hereof, a Person shall be admitted as a Limited Partner of the Partnership only with the consent of the General Partner. One or more additional or substitute general partners of the Partnership may be admitted to the Partnership only with the consent of the General Partner. For the avoidance of doubt, the admission of any transferee of a Partnership Interest in connection with the Reorganization Transactions is hereby ratified, confirmed and approved in all respects.

7.2 Liability of Partners.

(a) The General Partner, in its capacity as general partner of the Partnership, shall not be personally obligated to contribute cash or other assets to the Partnership to make up deficits in the Capital Accounts of Limited Partners either during the term of the Partnership or after dissolution.

(b) No Limited Partner shall be liable for the losses, liabilities, debts or obligations of the Partnership beyond the amount such Partner has contributed to the Partnership in the form of capital contributions, except to the extent otherwise required by or pursuant to applicable Law. A Limited Partner’s obligation to make capital contributions to the Partnership shall be limited to such Limited Partner’s obligation, if any, to make capital contributions on the terms and conditions set forth in this Agreement. The Limited Partners shall not be obligated personally for any debt, obligation or liability of the Partnership solely by reason of being Limited Partners of the Partnership.

(c) In the event any Limited Partner shall Transfer its entire interest in the Partnership in compliance with the provisions of this Agreement, without retaining any interest therein, directly or indirectly, then such Limited Partner shall, to the fullest extent permitted by applicable Law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer and shall cease to be a Limited Partner of the Partnership.

7.3 Rights, Duties and Authority of the General Partner.

(a) To the fullest extent permitted by applicable Law, the doing of any act or the failure to do any act by the General Partner or any other Covered Person, the effect of which causes or may cause or results or may result in loss, liability, damage or expense to the General Partner, the Partnership, any Subsidiary or any other Partner, shall, to the greatest extent permitted by applicable Law, not subject the General Partner or any such other Covered Person to any liability to the General Partner, the Partnership, any such Subsidiary or to any other Partner, except in the event of Disabling Conduct by the General Partner or any such other Covered Person.

(b) The General Partner may consult with legal counsel, accountants and other experts reasonably selected by it in connection with its acting as the general partner hereunder, and, to the fullest extent permitted by applicable Law, any act or omission suffered or taken by the General Partner on behalf of the Partnership or believed by the General Partner to be in furtherance of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountant or expert, shall be full justification for any such act or omission, and the General Partner shall, to the fullest extent permitted by applicable Law, be fully protected in so acting or omitting to act, and shall incur no liability to the Partnership or any other Partner as a result thereof.

(c) The General Partner may rely in good faith upon and, to the fullest extent permitted by applicable Law, shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, and the General Partner shall not be responsible to the Partnership or any other Partner for any misconduct or negligence on the part of any broker, agent or attorney appointed with reasonable care by it hereunder.

(d) To the fullest extent permitted by applicable Law, the General Partner acting under this Agreement shall not be liable to the Partnership or to any other Partner for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict or eliminate the duties (including fiduciary duties) and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to modify to that extent and, to the fullest extent permitted by applicable Law, such other duties and liabilities of the General Partner.

(e) The Partnership and the General Partner shall be entitled to treat the record owner of any interest in the Partnership as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written instrument of assignment of such interest has been received and accepted by the General Partner and the transferee or assignee (as applicable) has been admitted to the Partnership pursuant to the terms of this Agreement.

(f) The General Partner shall be entitled to retain any fees or expenses earned in any capacity relating to the Partnership.

(g) The Partnership and/or the General Partner either in their own names or on behalf of the Partnership shall, in addition to any other powers set out in this Agreement, have the power to incur indebtedness or to borrow or raise money and to enter into any commitment letter, loan, credit facility or other agreement in connection therewith; to make, issue, accept, endorse and execute notes and other instruments and evidences of indebtedness; to secure the payment, repayment and performance thereof by any mortgage, charge, assignment by way of security or creation of any other security interest in or over all or any part of the assets of the General Partner (in its capacity as general partner of the Partnership) and/or the Partnership then owned or thereafter acquired by the General Partner and/or the Partnership, as the case may be; to guarantee or secure the obligations of any other person; to grant any indemnity in favor of any person; to sell, mortgage, charge, assign by way of security or otherwise dispose of or create security interests over all or any assets of the Partnership and/or the General Partner to guarantee or secure the obligations of any person (including, to secure any guarantee or indemnity granted by the Partnership and/or the General Partner); and to enter into any subordination arrangements in connection with the foregoing. For the avoidance of doubt, any arrangements described in, or obligations incurred pursuant to, this Section 7.3 (including, without limitation, any borrowing, guarantee, indemnify or grant of a security interest) may be entered into by the Partnership and/or the General Partner on a joint and several basis with, or with respect to the debts and/or obligations of, any other person.

7.4 Expenses. The Partnership shall bear all its own operating expenses (including the fees and expenses of attorneys, accountants, consultants, experts and custodians retained by the Partnership). All expenditures in respect of the Partnership, including, without limitation, the emoluments of all employees and agents employed by the Partnership and all expenses, losses or damages incurred in relation thereto shall be paid out of the assets of the Partnership or, failing that, out of other cash funds of the Partnership (including the capital of the Partnership and/or loans).

7.5 Withdrawal. Except as otherwise set forth in this Agreement, the General Partner shall not have the right or obligation to force a withdrawal of any Limited Partner from the Partnership prior to the dissolution of the Partnership. Limited Partners may not withdraw without the specific consent of the General Partner (which may be granted or withheld in the General Partner’s absolute discretion).

7.6 General Partner. The General Partner may (a) transfer its General Partner interest or (b) voluntarily withdraw as general partner of the Partnership; provided that in each case following such transfer or withdrawal, there shall remain at least one general partner of the Partnership which satisfies the requirements set out in the Act. Upon a transfer by the General Partner of its GP Partnership Interest as permitted hereunder, the Transferee shall be admitted to the Partnership as the General Partner of the Partnership and shall continue the business of the Partnership without dissolution.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Covered Person (other than the General Partner) shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Covered Person.

8.2 Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Partnership or any Person bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s Disabling Conduct. To the fullest extent permitted by applicable Law, each Covered Person shall in the performance of his or her duties be fully protected in relying in good faith upon the records of the Partnership and upon information, opinions, reports or statements presented to the Partnership by any Officers or employees of the Partnership, or committees designated by the General Partner, or by any other Person as to the matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership. Without limiting the foregoing, each Limited Partner agrees to waive, to the fullest extent permitted by applicable Law, any claim or right of action it might have, whether individually or on behalf of the Partnership, against the General Partner or any director of the General Partner on account of any action taken or failure to take any action in its, his or her capacity as a director of the General Partner; provided that such waiver shall not extend to any matter involving any actual fraud or dishonesty on the part of such director.

8.3 Fiduciary Duty; Partnership Opportunities.

(a) Waiver of Fiduciary Duties. Subject to the proviso in the last sentence of Section 8.2, any duties (including fiduciary duties) of a Covered Person to the Partnership, to any Partner or to any other Person bound by this Agreement that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act and any other applicable Law, and each Partner waives to the fullest extent permitted by the Act and any other applicable Law, any duty that a Covered Person may have to the Partnership or any other Partner that would otherwise apply at law or in equity, to the extent such waiver is necessary to give effect to the terms of this Section 8.3(a); provided that the foregoing shall not eliminate (i) the obligation of each Covered Person to act in compliance with the express terms of this Agreement or (ii) the implied contractual covenant of good faith and fair dealing in construing this Agreement. A Covered Person acting under this Agreement shall not be liable to the Partnership or to any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law, to the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Partnership or to any Partner or to any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(b) Partnership Opportunities. Except as otherwise provided in the last sentence of this Section 8.3(b), to the fullest extent permitted by applicable Law, (i) no Covered Person shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Partnership or any of its Subsidiaries in which the Partnership or one of its Subsidiaries may, but for the provisions of this Section 8.3(b), have an interest or expectancy (“Partnership Opportunity”), and (ii) no Covered Person will be deemed to have breached any fiduciary or other duty or obligation to the Partnership, any Partner or any other Person bound by this Agreement by reason of the fact that any such Person pursues or acquires a Partnership Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Partnership Opportunity to another Person or does not communicate information regarding such Partnership Opportunity to the Partnership or any applicable Subsidiary. The Partnership, on behalf of itself and its Subsidiaries, renounces any interest in a Partnership Opportunity and any expectancy that a Partnership Opportunity will be offered to the Partnership; provided, however, that the Partnership does not renounce any interest or expectancy it may have in any Partnership Opportunity that is offered to an Officer or employee of the Partnership or any of its Subsidiaries, (x) who is not a director, officer or employee of a Partner, or (y) who is also a director, officer or employee of a Partner, if, in the case of clause (y), such opportunity is expressly offered to such Person in his or her capacity as an Officer or employee of the Partnership or any of its Subsidiaries, and the Partners recognize that the Partnership reserves such rights.

(c) Overriding Provision. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Partnership, any Partner or any other Person bound by this Agreement otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person to the fullest extent permitted by applicable law.

8.4 Insurance and Indemnification. In addition to the payment of expenses pursuant to Section 8.5, to the fullest extent permitted by applicable Law, the Partnership agrees to indemnify, pay and hold each Covered Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including any interest and penalties, out-of-pocket expenses, and the fees and disbursements of counsel for such Covered Person in connection with any investigative, administrative or judicial proceedings, whether or not such Covered Person shall be designated a party thereto), whether absolute, accrued, conditional or otherwise and whether or not resulting from third-party claims, which may be imposed on, incurred by or asserted against any such Covered Person, in any manner relating to or arising out of any act or omission performed or omitted by such Covered Person on behalf of the Partnership, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person which is determined by a final, non-appealable decision of a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct; provided that any indemnity under this Section 8.4 shall be provided out of and to the extent of Partnership assets only, and no Covered Person shall have any personal liability on account thereof. The Partnership shall use its commercially reasonable efforts to purchase and maintain insurance (including directors and officers liability insurance) for the benefit of any Covered Person who is entitled to indemnification under this Section 8.4 against any liability asserted against or incurred by such Covered Person in any capacity with respect to or arising out of such Covered Person’s service with the Partnership, whether or not the Partnership would have the power to indemnify such Covered Person against such liability.

8.5 Expenses. To the fullest extent permitted by applicable Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of his or her performance of his or her duties on behalf of the Partnership, or with respect to advice sought regarding his or her rights and responsibilities, or the protection of rights or interests, under this Agreement, shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in Section 8.4.

8.6 Severability; Third Party Rights. To the fullest extent permitted by applicable Law, if any portion of this Article VIII shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify each Covered Person and may indemnify each employee or agent of the Partnership as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Partnership, in each case to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated. A Person who is not a party to this Agreement may not, in its own right or otherwise, enforce any term of this Agreement. Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement (including, without limitation, any Covered Person) is not required for any amendment to, or variation, release, rescission or termination of this Agreement.

ARTICLE IX

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS

9.1 Capital Contributions.

(a) Capital Contributions. Each Partner that has made (or is deemed to have made) capital contributions to the Partnership shall have such capital contributions reflected in its Capital Account. No Partner shall have any obligation to make any capital contributions or other contributions to the Partnership. Except as otherwise set forth in this Agreement, no interest shall accrue on any capital contribution, and no Partner shall have the right to withdraw or be repaid any capital contribution.

(b) Additional Capital Contributions. No Limited Partner shall be required to make any additional capital contribution or loan in respect of the Partnership Interests then owned by any such Limited Partner. However, a Limited Partner may make additional capital contributions to the Partnership with, and only with, the written consent of the General Partner and such Limited Partner and in compliance with the other terms and conditions set forth in this Agreement.

9.2 Capital Accounts, Adjustments, Allocation of Book Income and Loss.

(a) Capital Accounts. There shall be established on the books and records of the Partnership a capital account (a “Capital Account”) for each Partner. The Capital Accounts are intended to comply with Treasury Regulations § 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.

(b) Adjustments. Subject to Section 4.1, as of the last day of each Accounting Period, the balance in each Partner’s Capital Account shall be adjusted by: (i) increasing such balance by (A) such Partner’s allocable share of each item of the Partnership’s income and gain for such Accounting Period (allocated in accordance with Section 4.1(b)) and (B) the amount of any cash and the fair market value of any property (net of the amount of any liabilities to which such property is subject) contributed by such Partner during such Accounting Period and (ii) decreasing such balance by (A) such Partner’s allocable share of each item of the Partnership’s loss and deduction for such Accounting Period (allocated in accordance with

Section 4.1(b)) and (B) the amount of cash or the fair market value of any property (net of the amount of any liabilities to which such property is subject) distributed to such Partner during such Accounting Period. Each Partner’s Capital Account shall be further adjusted with respect to any special allocations or adjustments made pursuant to this Agreement or otherwise determined by the General Partner to be necessary or appropriate under the circumstances.

(c) Allocation of Book Income and Loss. Except as otherwise provided herein, each item of income, gain, loss or deduction of the Partnership (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Partners with respect to each Accounting Period, as of the end of such Accounting Period, in such a manner that as closely as possible gives economic effect to the provisions of this Agreement, taking into account the Partners’ varying interests in the Partnership during the relevant year, including in connection with the Original Agreement and the A&R Agreement.

9.3 Tax Allocations; Other Tax Matters.

(a) Tax Allocations. The income, gains, losses, credits and deductions recognized by the Partnership shall be allocated among the Partners, for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Partners’ Capital Accounts in accordance with Section 9.2(c) or as otherwise expressly provided herein. Notwithstanding the foregoing, the General Partner may adjust such allocations for U.S. federal, state and local tax purposes so long as such adjusted allocations have substantial economic effect or are in accordance with the Partners’ interest in the Partnership, in each case within the meaning of the Code and the Treasury Regulations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its fair market value at the time of contribution. Tax credits and tax credit recapture shall be allocated in accordance with the interests of the Partners in the Partnership as provided in Treasury Regulations § 1.704-1(b)(4)(ii). All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined by the General Partner in its sole discretion.

(b) Withholding Generally. Each Partner shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless the Partnership and each Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses of whatever nature relating to such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership with respect to such Partner or as a result of such Partner’s participation in the Partnership.

(c) Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Partner hereby authorizes the Partnership and the General Partner to withhold and to pay over, or otherwise pay, any withholding or other taxes payable or required to be deducted by the Partnership attributable to such Partner (including taxes attributable to income or gain allocable to such Partner) or resulting from such Partner’s participation in the Partnership. If and to the extent that the Partnership shall be required to withhold or pay any such withholding or other taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding or other taxes are withheld or required to be paid, whichever is earlier, which payment shall be deemed to be a distribution with respect to such Partner’s interest in the Partnership to the extent that such Partner (or any successor to such Partner’s interest in the Partnership) would have received a cash distribution but for such withholding or other taxes. To the extent that such payment exceeds the cash distribution that such Partner would have received but for such withholding, the General Partner shall notify such Partner as to the amount of such excess and such Partner shall make a prompt payment to the Partnership of such amount by wire transfer, which payment shall not constitute a capital contribution and, consequently, shall not increase the Capital Account of such Partner. For the avoidance of doubt, references to taxes in this Agreement include interest, penalties and additions to tax.

(d) Withholding from Distributions to the Partnership. In the event that the Partnership receives a distribution or payment from or in respect of which tax has been withheld or other taxes have been paid, the Partnership shall be deemed to have received cash in an amount equal to the amount of such withholding or other taxes, and each Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time of such distribution or payment equal to the portion of such amount that is attributable to such Partner’s interest in the Partnership (or attributable to income allocable to such Partner) as determined by the General Partner in its sole discretion, which payment shall be deemed to be a distribution to such Partner pursuant to Section 3.1 to the extent that such Partner (or any successor to such Partner’s interest in the Partnership) would have received a cash distribution but for such withholding or other taxes. To the extent that such payment exceeds the cash distribution that such Partner would have received but for such withholding, the General Partner shall notify such Partner as to the amount of such excess and such Partner shall make a prompt payment to the Partnership of such amount by wire transfer, which payment shall not constitute a capital contribution and, consequently, shall not increase the Capital Account of such Partner.

(e) Withholding Forms and Information. Each Partner shall furnish the Partnership with any information, representations and forms as shall reasonably be requested by the Partnership from time to time to assist it in complying with any applicable Law or tax requirements or determining the extent of, and in fulfilling, any withholding obligations in respect of the Partnership. Each Partner shall furnish the Partnership with any information, representations and forms as shall reasonably be requested by the Partnership to assist it in obtaining any exemption, reduction or refund of any withholding or other taxes imposed by any taxing authority or other governmental agency upon the Partnership or amounts paid, or allocable, to the Partnership.

(f) Tax Elections. The General Partner shall (and is hereby authorized to) cause the Partnership and, if applicable, any subsidiary of the Partnership to make a timely election under Section 754 of the Code, or any similar provision enacted in lieu thereof, and any similar provisions under any state, local or non-U.S. tax law. The General Partner shall have the power to make any other election on behalf of the Partnership that the General Partner deems appropriate in its sole discretion.

(g) Tax Representative. The General Partner shall designate a Person as the “partnership representative” of the Partnership for each taxable year of the Partnership, in accordance with Section 6223 of the Code and any similar provision under any state or local or non-U.S. tax laws (such Person with respect to any taxable year, the “Tax Representative”). Each Partner hereby consents to each such designation and agrees that, upon the request of the General Partner, such Partner will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. No Limited Partner may revoke any designation of a Tax Representative. The applicable Tax Representative shall have the sole discretion to determine all matters, and shall be authorized to take any actions necessary, with respect to preparing and filing any U.S. federal, state or local or non-U.S. tax return of the Partnership and any audit, examination or investigation (including any judicial or administrative proceeding) of the Partnership by any U.S. federal, state or local or non-U.S. taxing authority (including the allocation of any resulting taxes, penalties and interest among the Partners and whether to make an election under Section 6226 of the Code or any similar provision of any state or local tax laws with respect to any audit or other examination of the Partnership). Each Partner shall promptly upon request furnish to any Tax Representative any information that such Tax Representative may reasonably request in connection with (i) preparing or filing any tax returns of the Partnership, (ii) any tax election of the Partnership or (iii) any audit, examination or investigation (including any judicial or administrative proceeding) of the Partnership. If the applicable Tax Representative makes an election under Section 6226 of the Code or any similar provision of any state or local tax laws with respect to any audit adjustment of any item of the Partnership’s income, gain, loss, deduction or credit (or adjustment of the allocation of any such items among the Partners), each Partner shall comply with the requirements set forth in Section 6226 of the Code or any similar provision of any state or local or non-U.S. tax laws (and any applicable guidance issued by the applicable taxing authority) with respect to such election. Each Partner shall file all U.S. tax returns with respect to such Partner’s distributive share of any item of the Partnership’s income, gain, loss, deduction or credit in a manner consistent with the Partnership’s U.S. tax treatment of such item. For the avoidance of doubt, any taxes, penalties or interest imposed on the Partnership with respect to any audit, examination or investigation (including any judicial or administrative proceeding) of the Partnership by any taxing authority under Section 6225 of the Code (and any similar provisions under any state or local or non-U.S. tax laws) shall be deemed to be distributions subject to the provisions of Section 3.1. No Partner shall, without the consent of the General Partner, (A) file a request for administrative adjustment of Partnership items, (B) file a petition with respect to any Partnership item or other tax matters involving the Partnership or (C) enter into a settlement agreement with any taxing authority with respect to any Partnership items.

(h) Schedule K-1. The Partnership shall cause the preparation and timely filing of all of the Partnership’s tax returns and shall timely file all other writings required by any governmental authority having jurisdiction to require such filing. Each Partner shall provide such information to the Partnership as may be reasonably necessary for purposes of the Partnership’s preparing any such required tax return or information return. The General Partner shall use commercially reasonable efforts to provide to each Partner any information or relevant form, including but not limited to Internal Revenue Service Schedule K-1 to Internal Revenue Service Form 1065, regarding the Partnership’s taxable income or loss and each item of income, gain, loss, deduction or credit which is relevant to reporting a Partner’s share of the Partnership’s income, gain, loss, deduction or credit for income tax purposes, as soon as practicable after the close of the Partnership’s Tax Year (as defined below). Upon the written request of any Partner, the Partnership shall provide any information reasonably necessary for (i) the preparation of any U.S. federal, state, local and non-U.S. tax returns which may need to be filed by such Partner or (ii) financial accounting purposes.

ARTICLE X

BOOKS AND RECORDS

10.1 Books and Records; Information.

(a) Generally. The General Partner shall keep proper books and records pertaining to the Partnership’s business and all of its assets and liabilities, receipts and disbursements, realized profits and losses, Partners’ Capital Accounts and all transactions entered into by the Partnership, and all such books and records shall be maintained at the Partnership’s principal place of business and/or registered office, as applicable, and in accordance with the Act. The General Partner shall retain the books and records of the Partnership for a period of at least six (6) years following the filing of the final Partnership tax returns.

(b) Information. Except as provided for by this Agreement or required by the Act, each Limited Partner shall not have the right to obtain information from the Partnership unless otherwise determined by the General Partner.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 11.1):

(i)	If to the Partnership, to:

Core & Main Holdings, LP

c/o Core & Main, Inc.

1830 Craig Park Court

St. Louis, Missouri 63146

Email: X

Attention: General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Email: pmrodel@debevoise.com

Attention: Paul M. Rodel, Esq.

(ii)	If to the General Partner, to:

Core & Main, Inc.

1830 Craig Park Court

St. Louis, Missouri 63146

Email: X

Attention: General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Email: pmrodel@debevoise.com

Attention: Paul M. Rodel, Esq.

(iii)	if to any Limited Partner, to the address of such Limited Partner as shown on Schedule A.

11.2 Power of Attorney. The Partners, jointly and severally, hereby irrevocably constitute and appoint the General Partner, with full power of substitution, their true and lawful attorney-in-fact in their name, place and stead to make, execute, sign and acknowledge, record and file, on behalf of them and on behalf of the Partnership the following: (i) a Certificate of Limited Partnership and any other certificates or instruments which may be required to be filed by the Partnership or the Partners under the laws of the State of Delaware and any other jurisdiction whose laws may be applicable; and (ii) any and all such other instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms. Such power of attorney shall be irrevocable and is coupled with an interest.

11.3 Agreement Binding upon Successors and Assigns; Recapitalizations, Exchanges, etc.

(a) Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

(b) The provisions of this Agreement shall apply to any and all equity interests in the Partnership or any successor or assign of the Partnership (whether by conversion, merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of any Partnership Interests, by reason of a partnership interest distribution, partnership interest split, partnership interest issuance, reverse partnership interest split, combination, recapitalization, reclassification, conversion, merger, consolidation or otherwise. Upon the occurrence of any such events, amounts hereunder shall be appropriately adjusted by the General Partner.

11.4 Fiscal Year. The fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31, or such other period as shall be determined by the General Partner. The tax year of the Partnership for income tax purposes shall be determined by the General Partner in accordance with Section 706 of the Code and the Treasury Regulations thereunder (the “Tax Year”).

11.5 Governing Law; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction. The Parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

(b) The Parties irrevocably consent to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the state of Delaware in connection with any action relating to this Agreement and each party agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of such agent, and (ii) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. Any action against any party relating to the foregoing shall be brought in the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept or does not have jurisdiction over any action, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the action is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware), and any appellate courts of any thereof. To the extent not prohibited by applicable law, each party hereto waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in the above-named courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such party’s property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter thereof, may not be enforced in or by such courts.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 11.5(C) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.5(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.6 Injunctive Relief. The General Partner and the Limited Partners hereby declare that it is impossible to measure in money the damages that will accrue to the parties hereto by reason of the failure of the General Partner or any Limited Partner to perform any of its obligations set forth in this Agreement. Therefore, to the fullest extent permitted by applicable Law, the General Partner and the Limited Partners shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, the General Partner and the Limited Partners hereby waive, to the fullest extent permitted by applicable Law, the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

11.7 Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing, and a signed copy thereof shall be filed and kept with the books of the Partnership at the principal place of business of the Partnership.

11.8 Miscellaneous.

(a) All references to the masculine herein shall include both the neuter and the feminine. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The titles, captions and headings preceding the text of each Section hereof shall be disregarded in the construction of this Agreement. Except as otherwise expressly provided, sections cited herein shall refer to sections of this Agreement.

(c) This Agreement may be executed and delivered (including by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.8(c).

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding any prior agreement or understanding among them, oral or written.

(e) If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the General Partner shall reasonably and in good faith modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(f) At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby in accordance with their terms and to otherwise carry out the intent of the parties hereunder.

11.9 Amendments and Waiver. Except as otherwise expressly provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the consent of the General Partner; provided that any Limited Partner may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Any written amendment or waiver to this Agreement that receives the vote or consent of the General Partner need not be signed by all Limited Partners, but shall be effective in accordance with its terms and shall be binding upon all Limited Partners; provided that this Agreement may not be amended in any manner adversely affecting the rights or obligations of any Limited Partner that does not, by its terms, adversely affect the rights or obligations of all similarly situated Limited Partners in a substantially similar manner without the consent of such Limited Partner.

11.10 Restrictions on Other Agreements. Following the date hereof, no Limited Partner shall enter into or agree to be bound by any Limited Partner agreements or arrangements of any kind with any Person with respect to any Partnership Interests (other than the Indemnification Agreement), to the extent that such agreement or arrangement would conflict with or violate any provision or term of this Agreement or otherwise be intended to circumvent the provisions set forth herein, except pursuant to the agreements specifically contemplated by the Indemnification Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Agreement of Limited Partnership effective as of the date first set forth above.

GENERAL AND LIMITED PARTNER

CORE & MAIN, INC., in its capacity as the general partner and a limited partner

By:	/s/ Stephen O. LeClair
Name: Stephen O. LeClair
Title: Chief Executive Officer

LIMITED PARTNERS

CD&R WATERWORKS HOLDINGS, LLC, in its capacity as a limited partner

By its manager, CD&R Waterworks Holdings, L.P.
By its general partner, CD&R Waterworks Holdings GP, Ltd.

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

CD&R WW, LLC, in its capacity as a limited partner

By its managing member, Core & Main, Inc.

By:	/s/ Stephen O. LeClair
Name: Stephen O. LeClair
Title: Chief Executive Officer

[Signature Page – Second Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP]

CORE & MAIN MANAGEMENT FEEDER, LLC, in its capacity as a limited partner

By:	/s/ Mark R. Witkowski
Name: Mark R. Witkowski
Title: Chief Financial Officer

[Signature Page – Second Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP]

DEFINED TERMS

Definitions. The terms defined in this Annex I, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement.

“A&R Agreement” has the meaning set forth in the recitals to this Agreement.

“Accounting Period” means, for the first Accounting Period, the period commencing on the day after the closing of the IPO and ending on the next Adjustment Date. All succeeding Accounting Periods shall commence on the day after an Adjustment Date and end on the next Adjustment Date.

“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.), as amended.

“Adjustment Date” means the last day of each Tax Year or any other date determined by the General Partner as appropriate for a closing of the Partnership’s books.

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“C&M, Inc.” has the meanings set forth in the preamble to this Agreement.

“Capital Account” has the meaning set forth in Section 9.2(a).

“CD&R Partner” has the meaning set forth in the preamble to this Agreement.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of C&M Inc.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of C&M Inc.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Continuing Limited Partners Tax Receivable Agreement” means the Tax Receivable Agreement, dated on or about the date hereof, by and among C&M Inc., the Partnership, the holders of Partnership Interests and shares of Class B Common Stock party thereto and any other person from time to time a party thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Covered Person” means a current or former Partner, an Affiliate of a current or former Partner, any officer, director, shareholder, partner, member, employee, representative or agent of a current or former Partner or any of their respective Affiliates, or any current or former officer, employee or agent of the Partnership or any of its Affiliates.

“Disabling Conduct” means, in respect of any Person, an act or omission (a) that is a criminal act by such Person that such Person had no reasonable cause to believe was lawful or (b) that constitutes fraud or willful misconduct by such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the exchange agreement, dated as of or about the date hereof, by and among C&M Inc., the Partnership, the holders of Partnership Interests and shares of Class B Common Stock party thereto and any other person from time to time a party thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Exchange Transaction” means an exchange of an LP Partnership Interest for a number of shares of Class A Common Stock or, at the determination of the General Partner, acting by a majority of the disinterested members of its board of directors in accordance with Delaware General Corporation Law, a cash payment, in each case pursuant to, and subject to the conditions of, the Exchange Agreement.

“Former Limited Partner Tax Receivable Agreement” means the Tax Receivable Agreement, dated on or about the date hereof, by and among the General Partner, the Partnership and certain stockholders of the General Partner, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“General Partner” has the meanings set forth in the preamble to this Agreement and includes any Person(s) admitted as additional or substitute General Partner(s) of the Partnership pursuant to this Agreement and in accordance with the Act.

“GP Partnership Interests” has the meaning set forth in Section 2.1(a).

“Indemnification Agreement” means the Indemnification Agreement, dated August 1, 2017, by and among the Prior General Partners, Core & Main LP and the other parties thereto, as modified by that certain letter agreement, dated as of August 5, 2019, by and among the Partnership, Core & Main Midco, LLC, Core & Main Intermediate GP, LLC, Core & Main LP, Clayton, Dubilier & Rice, LLC and the other parties thereto.

“Intermediate Partner” has the meaning set forth in the preamble to this Agreement.

“IPO” has the meaning set forth in the recitals to this Agreement.

“Law” means any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

“Limited Partner” and “Limited Partners” have the meanings set forth in the preamble to this Agreement and include any Person(s) admitted as additional or substitute Limited Partner(s) of the Partnership pursuant to this Agreement.

“Liquidation Adjustment” has the meaning set forth in Section 4.1(b).

“Liquidating Trustee” has the meaning set forth in Section 4.1(b).

“LP Partnership Interests” has the meaning set forth in Section 2.1(a).

“Management Member” shall mean a member of the Management Partner.

“Management Partner” has the meaning set forth in the preamble to this Agreement.

“Management Partner LLC Agreement” shall mean the limited liability company agreement of the Management Partner, as amended, restated and supplemented from time to time.

“Management Subscription Agreement” means a subscription or award agreement between the Management Partner and a Management Member (among others), embodying the terms of, as applicable, any purchase of interests in the Management Partner by, or grant of interests in the Management Partner to, such Management Member made pursuant to the Management Partner LLC Agreement and in the form approved by the General Partner and the manager of the Management Partner from time to time for such purpose.

“Officers” has the meaning set forth in Section 6.2.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Partners” means the Limited Partners and the General Partner.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Interests” means the GP Partnership Interests, LP Partnership Interests and any other class or designation of interests in the limited partnership denominated in the form of partnership interests authorized by the General Partner.

“Partnership Opportunity” has the meaning set forth in Section 8.3(b).

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a governmental entity.

“Prior General Partners” means CD&R Plumb Buyer, LLC, a Delaware limited liability company, and Core & Main GP, LLC, a Delaware limited liability company, as the prior general partners of the Partnership.

“Reorganization Transactions” has the meaning set forth in the recitals.

“Securities Act” has the meaning set forth on the cover page.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control the management of any such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Tax Distributions” means distributions made to Partners pursuant to Section 3.3(a).

“Tax Representative” has the meaning set forth in Section 9.3(g).

“Tax Year” has the meaning set forth in Section 11.4.

“TRA Distribution” has the meaning set forth in Section 3.3(b).

“Transfer” or “Transferred” means any direct or indirect sale, assignment, mortgage, transfer, gift, pledge, hypothecation or other encumbrance or disposal, the act of effecting any of the foregoing or any of the foregoing having been effected, as the context requires, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest therein, or risk of loss or opportunity for gain with respect thereto, are transferred or shifted to another Person.

“Transferee” means any Person to whom any Partner Transfers Partnership Interests in accordance with the terms hereof.

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code.

“United States” or “U.S.” means the United States of America.